UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2007, Icagen, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2007. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except (i) for the information set forth under Item 8.01 below or (ii) as expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

The following portion of the press release issued in connection with the Company’s announcement of its financial results for the quarter ended June 30, 2007, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K, shall be deemed to be filed rather than furnished for purposes of Section 18 of the Exchange Act:

Financials

Revenues for the second quarter of 2007 totaled $3.4 million, as compared to $2.6 million during the same period in 2006, an increase of 28%. The increase in revenues for the second quarter of 2007, as compared to the same period in 2006, was due to increased recognition of license revenue resulting from the change in estimate of the service period of the Company’s collaboration agreement with McNeil, partially offset by decreased cost sharing reimbursement from the McNeil collaboration for the clinical development of senicapoc due to the termination of the Phase III trial. As a result of the termination of the McNeil collaboration as of September 18, 2007, during the second quarter of 2007 the Company recognized approximately $1.9 million of the deferred revenue balance, which was approximately $12.3 million as of the end of the first quarter. The Company expects to recognize the remainder of this deferred revenue balance as revenue during the third quarter of 2007.

Operating expenses for the second quarter of 2007 were $10.3 million, as compared to $9.4 million for the same period in 2006, an increase of 9%. The increase in operating expenses for the second quarter of 2007, as compared to the same period in 2006, was due to increased research and development expenses. As a result of the termination of the McNeil collaboration, during the second quarter of 2007 the Company incurred a non-cash expense of approximately $1.6 million associated with the complete write down of a capitalized license payment that had previously been made to Children’s Medical Center Corporation (“CMCC”) in connection with this collaboration.

Net loss for the second quarter of 2007 totaled $6.5 million, as compared to $6.3 million during the same period in 2006, an increase of 2%. The increase in net loss for the second quarter of 2007, as compared to the same period in 2006, was due primarily to higher research and development expenses for the period, partially offset by an increase in revenues.

Revenues for the first six months of 2007 totaled $5.4 million, as compared to $4.5 million during the same period in 2006, an increase of 19%. The increase in revenues for the first six months of 2007, as compared to the same period in 2006, was due to increased recognition of license revenue resulting from the change in estimate of the service period of the McNeil collaboration, partially offset by decreased cost sharing reimbursement from the Company’s collaboration with McNeil for the clinical development of senicapoc due to the termination of the Phase III trial.

Operating expenses for the first six months of 2007 were $19.1 million, as compared to $18.4 million for the same period in 2006, an increase of 4%. The increase in operating expenses for the first six months of 2007, as compared to the same period in 2006, was due to increased research and development expenses, partially offset by lower general and administrative expenses. As noted above, during the second quarter of 2007 the Company incurred a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that had previously been made to CMCC in connection with the McNeil collaboration.

Net loss for the first six months of 2007 totaled $12.9 million, as compared to $13.1 million during the same period in 2006, a decrease of 1%. The decrease in net loss for the first six months of 2007, as compared to the same period in 2006, was due to higher revenues and lower general and administrative expenses, partially offset by higher research and development expenses.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Collaborative research and development revenues:
Research and development fees	$2,063	$492	$2,555	$960
Reimbursed research and development costs	1,319	2,147	2,817	3,561

Total collaborative research and development revenues	3,382	2,639	5,372	4,521

Operating expenses:
Research and development	8,674	7,701	16,061	15,192
General and administrative	1,597	1,682	3,064	3,238

Total operating expenses	10,271	9,383	19,125	18,430

Loss from operations	(6,889)	(6,744)	(13,753)	(13,909)
Other income, net	435	399	814	815

Net loss	$(6,454)	$(6,345)	$(12,939)	$(13,094)

Net loss per share – basic and diluted	$(0.17)	$(0.29)	$(0.37)	$(0.59)

Weighted average common shares outstanding – basic and diluted	37,928,862	22,192,838	34,800,641	22,142,942

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$35,069	$25,131
Other current assets	2,349	921
Property and equipment, net	1,220	1,566
Technology licenses and related costs, net	529	2,183
Other long-term assets	40	1,014

Total assets	$39,207	$30,815

Liabilities and stockholders’ equity
Current liabilities	$16,455	$6,481
Deferred revenue, less current portion	—	11,513
Equipment debt financing, less current portion	517	774
Stockholders’ equity	22,235	12,047

Total liabilities and stockholders’ equity	$39,207	$30,815

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release entitled “Icagen Reports Second Quarter 2007 Financial Results,” issued by the Company on August 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: August 3, 2007	By:	/s/ Richard D. Katz
Richard D. Katz Senior Vice President, Finance and Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled “Icagen Reports Second Quarter 2007 Financial Results,” issued by the Company on August 3, 2007.